AllianceBernstein Global High Income Fund                                                                                                           Exhibit 77C
 [811-07732]

The Annual Meeting of Stockholders of AllianceBernstein Global High Income Fund, Inc. was held on March 29, 2012.

A description of the proposal and number of shares voted at the Meeting are as follows:

1.	To elect Class Three Directors (terms expire in 2015):

Director	Voted for	Authority Withheld
Garry L. Moody	76,316,194	1,600,279
Marshall C. Turner	76,180,294	1,736,179
Earl D. Weiner	76,193,241	1,723,232